AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999

                                                  REGISTRATION NO. 333-________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            STEAKHOUSE PARTNERS, INC.
                         ------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                                    --------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      5812
                                      ----
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   94-3248672
                                   ----------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            10200 WILLOW CREEK ROAD
                              SAN DIEGO, CA 92131
                                 (619) 689-2333

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)

                             ----------------------
                                 RICHARD M. LEE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            STEAKHOUSE PARTNERS, INC.
                            10200 WILLOW CREEK ROAD
                              SAN DIEGO, CA 92131
                                 (619) 689-2333

           ---------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

===============================================================================
                                    COPY TO:

                               HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                     50 CHARLES LINDBERGH BLVD., SUITE 505
                           UNIONDALE, NEW YORK 11553
                           TELEPHONE: (516) 222-0888
                           FACSIMILE: (516) 222-0948

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the registration statement becomes effective.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------

   Title of each                        Proposed maximum   Proposed maximum     Amount of
class of securities     Amount to be   offering price per  aggregate offering  Registration
  to be registered       registered      share (1) (2)         price (1)           Fee
-------------------    -------------   ------------------  ------------------  ------------
Common Stock          705,197 shares        $7.375          $5,200,828         $1,445.83(3)

-----------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) The closing price of the Common Stock of the Registrant on August 11, 1999 on the NASDAQ SmallCap Market was $7.375 per share.

(3) The registration fee has been calculated by multiplying the aggregate offering price by .000278. The registration fee is enclosed herewith.

Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the Securities Act of 1933, the prospectus included in this registration statement also relates to certain unsold securities of the Registrant registered under registration statement No. 333-69137 and to certain unsold securities of the Registrant registered under registration statement No. 333-29093.

SUBJECT TO COMPLETION DATED AUGUST 13, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                            STEAKHOUSE PARTNERS, INC.
                         705,197 SHARES OF COMMON STOCK
                          ----------------------------

         The 705,197 shares of common stock are being offered by the selling stockholders. The common stock is currently traded on the NASDAQ SmallCap Market under the symbol "SIZL." On August 11, 1999 the last sale price of the common stock as reported on NASDAQ was $7.375 per share.

         The common stock may be sold by the selling stockholders directly or through underwriters, dealers or agents in market transactions or privately negotiated transactions.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

         This investment involves a high degree of risk. Carefully consider the risk factors beginning on page 6 in this prospectus.

                            ------------------------

                  The date of this Prospectus is _______, 1999.

                            ------------------------

         No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Steakhouse Partners. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Steakhouse Partners since the date hereof.

                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                            Steakhouse Partners, Inc.
                             10200 Willow Creek Road
                           San Diego, California 92131
                          Telephone No.: (619) 689-2333
                          Facsimile No.: (619) 689-0231

         Our fiscal year ends on December 28, 1999. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the securities offered by this prospectus.

STEAKHOUSE PARTNERS, INC. SEC FILINGS (FILE NO. 000-23739)               PERIOD
--------------------------------------------------------------------------------
Annual Report on Form 10KSB                        Year ended December 29, 1998
Quarterly Report on Form 10QSB                     Quarter Ended March 23, 1999
Quarterly Report on Form 10QSB                     Quarter Ended June 15, 1999

         This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                TABLE OF CONTENTS

                                                                        Page No.

PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................2

RISK FACTORS..................................................................3

SELECTED FINANCIAL AND OPERATING DATA.........................................9

INDEMNIFICATION..............................................................10

MARKET PRICE OF COMMON EQUITY
         AND RELATED STOCKHOLDER MATTERS.....................................11

REGISTRATION RIGHTS..........................................................11

USE OF PROCEEDS FROM SALE OF COMMON STOCK....................................12

SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION.............................12

DESCRIPTION OF SECURITIES....................................................14

DIVIDEND POLICY..............................................................16

LEGAL MATTERS................................................................16

EXPERTS  ....................................................................17

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

         This prospectus and the documents incorporated in this prospectus by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about Steakhouse Partners' industry, management's beliefs and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

         Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors and such other uncertainties noted herein and in the documents incorporated herein by reference. Steakhouse Partners assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                            Steakhouse Partners, Inc.
                             10200 Willow Creek Road
                           San Diego, California 92131
                          Telephone No. (619) 689-2333
                          Facsimile No. (619) 689-0231

                                  THE OFFERING

Common Stock Offered by Selling Stockholders...  705,197 shares

Common Stock to be offered by Steakhouse
  Partners.....................................  0 shares

Common Stock Outstanding Before Offering (1)...  3,314,522 shares

Common Stock Outstanding After Offering........  3,314,522 shares

Use of Proceeds................................  All of the shares offered from time to time by this prospectus
                                                 are being offered by the
                                                 selling stockholders.
                                                 Steakhouse Partners shall not
                                                 receive any proceeds from these
                                                 sales of its stock.

-------------------------
(1) Based on shares outstanding as of August 11, 1999.

                                  RISK FACTORS

         Investing in Steakhouse Partners' shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

OUR PRINCIPAL SUBSIDIARY IS IN DEFAULT UNDER ITS MORTGAGE LOAN AGREEMENT AND IF WE DO NOT OBTAIN A WAIVER OF THE COVENANT VIOLATIONS IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

         As of December 29, 1998, Paragon Steakhouse Restaurants, Inc., our principal subsidiary, was not in compliance with certain financial ratio loan covenants under its mortgage loan agreement. To date we have not obtained a formal waiver for the covenant violations. If we do not obtain a waiver of the covenant violations it could have a material adverse effect on our operations and financial results. Paragon is in technical default under the terms of the mortgage loan agreement. We are exploring opportunities to refinance the mortgage loan agreement and have so informed the financing company.

         To date, the financing company has not declared an event of default under the mortgage loan agreement. If we do not obtain the agreement of the financing company to waive the covenant violations it could have a material adverse effect on our operations and financial results, including but not limited to foreclosure upon Paragon's owned land, buildings and the improvements thereon. We can give no assurance that we will be able to obtain the agreement of the financing company to waive the covenant violations of Paragon before we effect a refinancing of the mortgage loan agreement or that we will be able to obtain the refinancing.

OUR PRINCIPAL SUBSIDIARY MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN AND IF IT CEASES OPERATIONS IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

         The financial statements regarding Paragon which are incorporated by reference into this prospectus have been prepared assuming that Paragon will continue as a going concern; however, the financial condition of Paragon raises substantial doubt about the ability of Paragon to continue as a going concern. If Paragon ceases operations, it would have a material adverse effect on our operations and financial results. Paragon has suffered substantial losses in recent years. In addition, Paragon is not in compliance with certain loan covenants under the terms of its mortgage loan agreement and such covenants have not been waived or amended. If the lender demanded payment of the balance outstanding, it is likely Paragon would not have available funds to meet the lender's demand.

WE HAVE INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL PROFITS, IF ANY AT ALL.

         We were organized in May, 1996 and have incurred losses from inception. We may never generate substantial profits, if any at all. We incurred a net loss of $2,961,728, or $1.39 per share, on revenues of $6,519,421 for the fiscal year ended December 29, 1998 and a net loss of $1,077,967, or $1.36 per share, on revenues of $1,867,671 for the fiscal year ended December 30, 1997. As of March 23, 1999 we had an accumulated deficit of $6,578,252. Our ability to operate profitably is dependent upon the successful execution of our business plans.

WE HAVE NO SIGNIFICANT EXPERIENCE IN OPERATING A LARGE CHAIN OF RESTAURANTS AND IF WE ARE NOT SUCCESSFUL IN OPERATING OUR RESTAURANTS IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We have no significant experience in operating a large chain of restaurants or effectuating restaurant expansion. If we are not successful in operating our restaurants or must close some restaurants, including the restaurants acquired in the Paragon transaction, it would have a material adverse effect upon us. We cannot assure you that we will be able to successfully operate the restaurants acquired in the Paragon transaction. On December 21, 1998 we completed our acquisition of Paragon, which then operated seventy-three (73) steakhouse restaurants. Before the acquisition, we operated only four (4) steakhouse restaurants. At present, we operate a total of seventy-seven (77) restaurants. Our ability to successfully operate a significantly larger number of restaurants depends on a number of factors, including but not limited to:

      * the availability, staffing, training and retention of skilled management personnel;
      * securing required governmental approvals and permits;
      * adequately supervising construction and renovations;
      * securing adequate financing; and
      * achieving profitable operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND THE EXPANSION OF OUR OPERATIONS AND, AS A LAST RESORT, CURRENT OPERATIONS, EITHER OF WHICH COULD LEAD TO OVERALL LOWER REVENUES, WHICH COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS AND PROSPECTS.

         If we were unable to obtain additional funds in a timely manner or on acceptable terms, we may have to curtail or suspend, first, the expansion of our operations, and, then, as a last resort, current operations, either of which could lead to overall lower revenues, which could have a significant adverse effect on our business relationships, financial results and prospects. For example, in a cash crunch, we might have to suspend the opening of new restaurants or reduce our expenditures on the advertising and promotion of our existing restaurants, either of which could lead to less business for us and lower overall revenues. We anticipate that our capital resources will be sufficient to satisfy our capital requirements for the next 12 months. It is possible, however, that due to unforeseen events, our capital resources and cash generated from operations will be insufficient to fund our business during this period. As a result, we would need to raise additional funds.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

         Our restaurant operations are subject to the following laws and government regulations:

     * National and local health and sanitation laws and regulations;
     * National and local employment and safety laws and regulations; and
     * Local zoning, building code and land-use regulations.

         We cannot assure you that we will be able to fully comply with all such laws and regulations. Failure to comply with any of these laws or regulations, or the loss of our liquor licenses, would have a material adverse effect on our business. In addition, each of our restaurants must obtain licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant must obtain a food service license from local health authorities. Each restaurant's liquor license must be renewed annually and may be revoked at any time for cause.

         We may be subject to "dram-shop" liability, which generally provides a person injured by an intoxicated person with the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our comprehensive general liability insurance.

ADVERSE ECONOMIC CONDITIONS IN A LIMITED NUMBER OF STATES COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

         Our restaurants are located in eleven states, predominantly on the West Coast and in the Great Lakes region. Adverse economic conditions in these states could have an adverse effect on our financial results. Each of our restaurants represents a significant investment and long-term commitment which limits our ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect our operations.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS, MANY OF WHICH HAVE BEEN IN EXISTENCE LONGER THAN US, HAVE A MORE ESTABLISHED MARKET PRESENCE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.

         Our ability to increase revenues and operate profitably is directly related to our ability to compete effectively with our competitors. Many of our competitors have been in existence longer than us, have a more established market presence and have substantially greater financial, marketing and other resources than us, which give them competitive advantages over us.

         Key competitive factors include:

          * the quality and value of the food products offered;
          * the quality of service;
          * the price of the food products offered;
          * the restaurant locations; and
          * the ambiance of facilities.

 We compete with national and regional chains, as well as individually owned restaurants. The number of steakhouse restaurants with operations generally similar to the concepts operated by us has grown substantially in the last several years. As our competitors expand operations in various geographic areas, competition among steakhouse restaurants with concepts similar to ours can be expected to intensify. Such increased competition could adversely affect our revenues. In addition, the restaurant industry has few non-economic barriers to entry. We cannot assure you that third parties will not be able to successfully imitate and implement our concepts.

UNFORESEEN COST INCREASES COULD ADVERSELY AFFECT OUR PROFITABILITY.

         Our profitability is highly sensitive to increases in food, labor and other operating costs. Our restaurants' dependence on frequent deliveries of fresh food supplies means that shortages or interruptions in supply caused by bad weather or other conditions could materially and adversely affect the availability and cost of ingredients which in turn could materially and adversely affect our profitability. In addition, unfavorable trends or developments concerning the following factors could adversely affect our results:

     * inflation, food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates); and

     * rent increases resulting from the rent escalation provisions in the various restaurants' leases.

THE YEAR 2000 PROBLEM COULD CAUSE US TO SUFFER BUSINESS INTERRUPTIONS, OR SHUTDOWN, REPUTATIONAL HARM OR LEGAL LIABILITY, AND AS A RESULT, MATERIAL FINANCIAL LOSS.

         We recognize that we, like all other businesses, are at risk if key suppliers in utilities, communications, transportation, banking and government are not ready for the year 2000. It is also possible that our computer software applications, internal accounting, inventory tracking and other business systems, working either alone or in conjunction with those of third parties who do business with us, will not accept input of, store, manipulate and output dates in the year 2000 or after without error. If any of this were to happen, we may suffer business interruptions or shutdown, harm to our reputation or legal liability and, as a result, material financial loss.

FUTURE SALES OF THE COMMON STOCK SOLD BY THE SELLING STOCKHOLDERS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP.

         Sales of substantial amounts of common stock, such as the shares sold to the selling stockholders, or the perception that these sales could occur, could result in lower market prices for our common stock and could impair our ability to raise additional capital through the sale of our equity services or through debt financing. We sold an aggregate of 705,197 shares of common stock to the selling stockholders named in this prospectus. These shares may be sold without restriction or further registration under the Securities Act of 1933, as amended, as long as the prospectus covering the sales remains current and effective.

IF WE ARE NOT ABLE TO RETAIN OUR KEY EXECUTIVES, IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED.

         Our success depends upon the contributions of our executive officers and our other key personnel. The loss of the services of any of our executive officers or other key personnel could have a significant adverse effect on our business and operating results. We cannot assure you that we will be successful in attracting and retaining key personnel.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF STEAKHOUSE PARTNERS WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM FOR ACQUIRING OUR COMPANY MAY DECIDE NOT TO ATTEMPT AN ACQUISITION OF STEAKHOUSE PARTNERS.

         Our executive officers, directors, and their affiliates beneficially own 1,579,462 shares of our common stock. This represents approximately 38.2% of the common stock issued and outstanding. As discussed below, our executive officers also collectively own 1,000,000 shares of Series B Preferred Stock and 1,750,000 shares of Series C Preferred Stock, each of which carries voting rights with the Common Stock on a one vote per share basis. Such concentration of ownership and voting power may have the effect of delaying, deferring or preventing a change in control of Steakhouse Partners. Potential suitors who otherwise might be willing to pay a premium to acquire Steakhouse Partners may decide not to try to acquire us because it may be difficult to effect a change in control of Steakhouse Partners without current management's consent.

         As of the date of this prospectus, 1,000,000 shares of Series B Convertible Preferred Stock are outstanding, all of which are owned by Richard
M. Lee, our Chairman and Chief Executive Officer. The Series B Preferred carries voting rights along with the common stock on a one-vote-per-share basis. In addition, as of the date of this prospectus 1,750,000 shares of a newly authorized Series C Convertible Preferred Stock are outstanding, all of which are owned by Richard M. Lee and Hiram J. Woo, our President. The Series C Preferred carries rights to vote with the common stock as one class on a one vote-per-share basis. The issuance of a poison-pill or an additional large block of stock with voting rights could also have the effect of delaying, deferring or preventing a change of control of Steakhouse Partners.

         In addition, the board of directors has the authority to issue up to 2,250,000 additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of common stock will be subjected to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of additional shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Steakhouse Partners.

FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP.

         Future sales of shares of common stock by us and our stockholders could cause the market price of our common stock to drop. There are currently 1,119,659 restricted shares and 2,193,750 shares of common stock which are freely tradeable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the 1,119,659 restricted shares, 414,462 of these shares are currently eligible for resale under Rule
144. The balance of such shares are being registered for resale pursuant to this prospectus. Sales of substantial amounts of common stock in the public market, or the perception that the sales may occur, could have a significant adverse effect on the market price of our common stock.

SHAREHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

         The trading price for our common stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in our quarterly operating results, general conditions in the restaurant industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of our common stock, as well as the price that holders may achieve for their shares upon any future sale.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following selected financial and operating data should be read in conjunction with Steakhouse Partners' consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Steakhouse Partners' Annual Reports on Form 10-KSB for the Twelve Months Ended December 29, 1998 and December 30, 1997. The balance sheet data and statement of operations data as of and for the years ended December 29, 1998 and December 30, 1997 are derived from the consolidated financial statements of Steakhouse Partners, incorporated by reference herein, that have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent accountants.

                                                                                 YEAR ENDED
                                                                       ------------------------------
                                                                       December 29,      December 30,
                                                                           1998              1997
                                                                       ------------      ------------
STATEMENT OF OPERATIONS DATA:
Revenues, net......................................................... $ 6,519,421        $ 1,867,671
Cost of Sales.........................................................   6,160,522          2,006,351
                                                                       -----------        -----------
Gross profit (loss)...................................................     358,899           (138,680)
         Total operating expenses.....................................   2,219,992            416,100
                                                                       -----------        -----------
Loss from operations..................................................  (1,861,093)          (554,780)
         Total other income (expenses)................................    (816,466)          (523,187)
                                                                       -----------        -----------
Extraordinary Loss on extinguishment of debt..........................    (278,125)            --
Loss before provision for income taxes and
     extraordinary item...............................................      (6,044)            --
                                                                       -----------        -----------
Net loss.............................................................. $(2,961,728)       $(1,077,967)
                                                                       -----------        -----------
Basic loss per share after extraordinary item.........................      ($1.39)            ($1.36)
                                                                       -----------        -----------
Diluted loss per share after extraordinary item.......................      ($1.39)            ($1.36)
                                                                       -----------        -----------
Weighted-average shares outstanding ..................................   2,135,241            790,296

BALANCE SHEET DATA:
Working Capital (Deficit)............................................. (39,122,838)        (2,338,536)
Total assets..........................................................  67,446,977          2,252,033
Long-term debt, net of current portion................................  12,298,830            818,999
Stockholders' equity..................................................   1,551,705         (1,414,706)

                                 INDEMNIFICATION

         Steakhouse Partners' Bylaws require Steakhouse Partners, to the fullest extent permitted or required by Delaware law, to (i) indemnify its directors and officers against any and all liabilities and (ii) advance any and all reasonable expenses incurred in any proceeding to which any such director or officer is a party or in which such director or officer is deposed or called to testify as a witness because he or she is or was a director or officer of Steakhouse Partners. Generally, Delaware statutory law permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in Steakhouse Partners' Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director or officer may be entitled to under any written agreement, Board resolution, vote of stockholders, Delaware law or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          MARKET PRICE OF COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

         The Common Stock of Steakhouse Partners has been traded on the NASDAQ SmallCap Market under the symbol "SIZL" since February 27, 1998, the date of Steakhouse Partners' initial public offering. As of August 11, 1999, the last sale price as reported on NASDAQ was $7.375 per share.

         The following table sets forth the range of high and low closing prices for Steakhouse Partners' Common Stock for each quarterly period indicated, as reported by brokers and dealers making a market in the capital stock. Such quotations reflect inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions:

                                COMMON STOCK

QUARTER ENDED                    HIGH                                     LOW
--------------------     -----------------------       -------------------------
June 30, 1999                   $7.313                                  $4.00
March 31, 1999                  $8.625                                  $4.00
December 31, 1998               $7.375                                  $4.125
September 30, 1998              $5.375                                  $2.50
June 30, 1998                   $6.00                                   $4.25
March 31, 1998*                 $5.625                                  $4.844

* From the initial time of trading in March 2, 1998, the closing price was $5.031.

         We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and do not anticipate paying cash dividends in the foreseeable future.

         As of July 30, 1999, there were approximately 800 record holders of our common stock.

                               REGISTRATION RIGHTS

         In connection with our private placement of 705,197 shares of common stock on June 11, 1999, June 17, 1999 and July 15, 1999 and pursuant to the terms of four (4) subscription agreements dated as of June 11, 1999, June 17, 1999, July 15, 1999 and July 15, 1999 by and between Steakhouse Partners and each of the selling stockholders, we are obligated to use our best efforts to cause this registration statement to become effective by October 8, 1999. We are further obligated to register and qualify the registerable shares under such state securities laws as the selling stockholders may reasonably request. We will bear the reasonable expenses of the registration and qualification of the shares under the Securities Act and state securities laws other than any underwriting discounts and commissions and the expenses of counsel for the selling stockholders.

         If the registration statement is not effective by October 8, 1999, then Steakhouse Partners must make payments to the selling stockholders in such amounts and at such times as are determined pursuant to Section 5(b)(iii) of the subscription agreements, which states that the amount to be paid by us to the selling stockholders shall be equal to two (2%) percent per month of the purchase price paid by the selling stockholders for the common stock. Thus, if the registration statement is not effective by October 8, 1999, then for the period from October 8, 1999 to November 7, 1999, we must pay to the selling stockholders a penalty of $86,520. If the registration statement still is not effective on November 7, 1999, then for the period from November 7, 1999 to December 7, 1999, we must pay to the selling stockholders an additional penalty of $86,520 and so on.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

         None of the proceeds from the sale of the common stock registered hereunder by the selling stockholders will accrue to Steakhouse Partners.

         Through private placement, Steakhouse Partners has obtained $2,001,000 of financing from the sale of 363,818 shares of Common Stock to Merseyside Pension Fund and BNP Securities Ltd., exclusive of fees and other expenses related to this sale.

         Through private placement, Steakhouse Partners obtained $2,025,000 of financing from the sale of 300,000 shares of Common Stock to RS Diversified Growth Fund, RS/NE Diversified Growth Fund, The Paisley Pacific Fund LP and The Paisley Fund LP, exclusive of fees and other expenses related to this sale.

         Through private placement, Steakhouse Partners has obtained $300,000 of financing from the sale of 41,379 shares of Common Stock to D. Jonathan Merriman, exclusive of fees and other expenses related to the sale.

         We intend to apply the net proceeds of the sale of the common stock for working capital purposes.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

         The selling stockholders whose shares of common stock are being registered hereby are Merseyside Pension Fund ("Merseyside"), BNP Securities Ltd. ("BNP"), RS Diversified Growth Fund, RS/NE Diversified Growth Fund, The Paisley Pacific Fund LP, The Paisley Fund LP, and D. Jonathan Merriman.

         Merseyside is an English corporation with a principal place of business at Castle Chambers, 416 Cook Street, Liverpool, England.

         BNP is a British Virgin Islands corporation with a principal place of business at 24 Boulevard Princess Charlotte, ML 9800, Monaco.

         RS Diversified Growth Fund is a Delaware corporation with a principal place of business at 388 Market Street, San Francisco, California 94111.

         RS/NE Diversified Growth Fund is a Delaware corporation with a principal place of business at 388 Market Street, San Francisco, California 94111.

         The Paisley Pacific Fund LP is a Delaware limited partnership with a principal place of business at 388 Market Street, San Francisco, California, 94111.

         The Paisley Fund LP is a Delaware limited partnership with a principal place of business at 388 Market Street, San Francisco, California 94111.

         D. Jonathan Merriman is an individual with a business address at 600 California Street, San Francisco, California 94123.

         No selling stockholder has any affiliation with Steakhouse Partners or its officers, directors, promoters or principal shareholders.

  Neither Merseyside nor BNP has a domestic agent for service of process.
It may be difficult for United States investors to effect service within the United States upon Merseyside and/or BNP and their respective officers and directors, or to realize in the United States upon judgments rendered against Merseyside and/or BNP and their respective officers and directors by courts of the United States predicated upon civil liabilities under the Securities Act of 1933 or state securities laws.

         Steakhouse Partners has agreed to register the public offering of the selling stockholders' shares of common stock under the Securities Act and to pay all expenses in connection therewith other than brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of August 5, 1999, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of common stock owned beneficially by each of the selling stockholders after the offering.

         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                          SHARES OF                    SHARES OF
                         COMMON STOCK     SHARES OF   COMMON STOCK
                         BENEFICIALLY      COMMON     BENEFICIALLY
    NAME OF SELLING     OWNED PRIOR TO   STOCK BEING   OWNED AFTER
      STOCKHOLDER       OFFERING (1)(2)    OFFERED    OFFERING (3)  PERCENT (4)
-------------------------------------------------------------------------------
Merseyside Pension Fund     182,000        182,000          0          0.0%
BNP Securities Ltd.         181,818        181,818          0          0.0%
RS Diversified Growth
  Fund                      115,000        115,000          0          0.0%
RS/NE Diversified
  Growth Fund                55,000         55,000          0          0.0%
The Paisley Pacific Fund LP 120,000        120,000          0          0.0%
The Paisley Fund LP          10,000         10,000          0          0.0%
D. Jonathan Merriman         41,379         41,379          0          0.0%
-----------------------
(1) Each of the parties listed has sole voting and investment power with respect to all shares of Common Stock indicated.
(2) As required by regulations of the Securities and Exchange Commission, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after August 5, 1999.
(3) Assumes the sale of all shares offered hereby.
(4) Based upon 3,314,522 shares outstanding.

         The selling stockholders' shares may be offered and sold from time to time as market conditions permit, provided that a registration statement covering such shares is effective at the time of such offer and/or sale. Under
Section 10(a)(3) of the Securities Act of 1933, as amended, when a prospectus is used more than nine months after the effective date of the registration statement, the information contained therein must be as of a date not more than 16 months prior to such use.

         The selling stockholders' shares may be offered and sold in the NASDAQ SmallCap market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders' shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of Steakhouse Partners consists of 10,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock").

         The following summaries of certain terms of Steakhouse Partners' common stock and preferred stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of Steakhouse Partners' certificate of incorporation and the provisions of applicable law.

COMMON STOCK

         As of the date of this Prospectus, there are 3,273,143 shares of Common Stock issued and outstanding held by approximately 800 holders of record. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Steakhouse Partners, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         Steakhouse Partners has issued 1,000,000 shares of Series B Preferred Stock ("Series B Preferred") to Richard M. Lee. The Series B Preferred is not redeemable and carries rights to vote with the Common Stock as one class on a one-vote-per-share basis. The Series B Preferred is convertible into Common Stock, at the option of the holder, upon the earlier to occur of: (i) eight (8) years after the closing date of Steakhouse Partners' initial public offering; or
(ii) the first fiscal year of Steakhouse Partners in which Steakhouse Partners' annual net profits equal or exceed $3.5 million. Upon conversion of the Series B Preferred, the holder will be required to pay to Steakhouse Partners, in cash, a conversion price per share equal to $7.50.

         The Series B Preferred carries no dividends prior to March 2, 2000, the second anniversary of the closing of the Steakhouse Partners' initial public offering, but thereafter, if the above conversion test is satisfied, the Series B Preferred will participate in any dividends declared on the Common Stock, on an "as-converted" basis. The Series B Preferred carries a liquidation value of $0.001 per share prior to March 2, 2000. Thereafter, if the above conversion test satisfied, the Series B Preferred will upon liquidation participate pari passu with the Common Stock, on an "as-converted" basis.

         If and to the extent that the shares of Common Stock issuable upon conversion of the Series B Preferred are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to Steakhouse Partners within three years of any such conversion of the Series B Preferred shares, Steakhouse Partners will prepare and file, at its own expense, one (1) registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series B Preferred. The Board of Directors may change or otherwise adjust the terms of the above-described Series B Preferred Stock in its sole discretion.

         Steakhouse Partners has issued 1,750,000 shares of a new series of preferred stock, designated as the Series C Convertible Preferred Stock, to Richard M. Lee and Hiram J. Woo.

         The holders of shares of the Series C Preferred Stock have the right to vote on all matters with the holders of the Common Stock, voting together as a single class, on a one vote per share basis. The shares of the Series C Preferred Stock are convertible into shares of Common Stock, at the option of the holder, at any time upon the earlier to occur of (i) March 2, 2006 or (ii) the date it is determined that Steakhouse Partners' net profits for any fiscal year have equaled or exceeded $4.2 million (the "Conversion Test"). Upon conversion of the Series C Preferred Stock, the holder will be required to pay to Steakhouse Partners a conversion price per share equal to $8.53.

         The shares of Series C Preferred Stock may not be redeemed by Steakhouse Partners absent the unanimous consent of the holders thereof. The holders of outstanding Series C Preferred Stock shall not be entitled to receive dividends prior to March 2, 2000, the second anniversary of the closing date of Steakhouse Partners' initial public offering. Thereafter, in the event the Conversion Test is satisfied, the Series C Preferred Stock will participate in any dividends declared on the Common Stock, on an "as converted" basis.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of Steakhouse Partners prior to March 2, 2000, or at any time thereafter if the Conversion Test is not satisfied, the holders of Series C Preferred Stock shall be entitled to $0.001 per share. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Steakhouse Partners after the satisfaction of the Conversion Test, the holders of Series C Preferred Stock shall be entitled to share with the holders of Common Stock pari passu in the assets of Steakhouse Partners, on an "as converted" basis.

         If and to the extent that the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to Steakhouse Partners within three years of any such conversion of the Series C Preferred shares, Steakhouse Partners will prepare and file, at its own expense one (1) registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series C Preferred Stock. The Board of Directors may change or otherwise adjust the terms of the above-described Series C Preferred Stock in its sole discretion.

         The Board of Directors of Steakhouse Partners, without further action by the stockholders, has authority to issue all or any portion of the additional 2,250,000 shares of authorized but unissued Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of Steakhouse Partners.

                                 DIVIDEND POLICY

         Steakhouse Partners has not paid any cash or other dividends on its Common Stock since its inception and does not anticipate paying any such dividends in the foreseeable future. Steakhouse Partners intends to retain any earnings for use in Steakhouse Partners' operations and to finance the expansion of its business.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for Steakhouse Partners by Lehman & Eilen LLP, Uniondale, New York. Hank Gracin, Esq., counsel to Lehman & Eilen LLP, owns 4,496 shares of common stock of Steakhouse Partners.

                                     EXPERTS

         The audited financial statements of Steakhouse Partners, Inc. for the years ended December 29, 1998 and December 30, 1997 incorporated by reference into this Prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include explanatory paragraphs that state substantial doubt about Steakhouse Partners' ability to continue as a going concern, as described in Note 1 to the audited financial statements of Steakhouse Partners, Inc.

================================================================================
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STEAKHOUSE PARTNERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.
================================================================================

                       TABLE OF CONTENTS
                       -----------------
                                                      Page No.
                                                      --------
Prospectus Summary...........................................1

The Offering.................................................2

Risk Factors.................................................3

Selected Financial and Operating Data........................9

Indemnification.............................................10

Market Price of Common Equity and Related
  Stockholder Matters.......................................11

Registration Rights.........................................11

Use of Proceeds from Sale of Common Stock...................12

Selling Securityholders and Plan of Distribution............12

Description of Securities...................................14

Dividend Policy.............................................16

Legal Matters...............................................16

Experts.....................................................17

                                 705,197 SHARES

                            STEAKHOUSE PARTNERS, INC.

                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------

                                AUGUST 13, 1999

                            STEAKHOUSE PARTNERS, INC.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses for the issuance and distribution of the shares of Common Stock registered hereby are set forth in the following table.

SEC registration fee................................................. $1,445.83
Legal fees and expenses..............................................    30,000
Accounting fees and expenses.........................................     3,000
Blue sky fees and expenses (including counsel fees)..................     3,000
Printing and engraving expenses......................................     1,000
Miscellaneous........................................................  1,554.17
                                                                      ---------
Total................................................................ $  40,000
                                                                      =========
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. References are made to Article VI of the Registrant's Bylaws, a copy of which is incorporated herein by reference as
Exhibit 3.4, which provides for indemnification of officers and directors of the Registrant to the full extent authorized by the aforesaid section of the General Corporation Law of the State of Delaware.

         Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Reference is made to Article Tenth of the Registrant's Restated Certificate of Incorporation, as amended, a copy of which is incorporated herein by reference as Exhibit 3.1, which limits a director's liability in accordance with the aforesaid section of the General Corporation Law of the State of Delaware.

         The Registrant has entered into Indemnification Agreements with its executive officers and directors. These Indemnification Agreements provide that the executive officers and directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as a director or officer of Steakhouse Partners or of any subsidiary of Steakhouse Partners or of any other company or enterprise in which they are serving at the request of Steakhouse Partners. No indemnity will be provided to any director or officer under these agreements on account of conduct which is finally adjudged to be knowingly fraudulent or deliberately dishonest or willful misconduct. In addition, no indemnification will be provided if there is a final adjudication that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of Steakhouse Partners in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory law, or on account of any compensation paid to a director or officer which is adjudicated to have been in violation of law, and in certain other circumstances.

         The Registrant presently has in effect directors and officers liability insurance which it believes is adequate in amount and scope of coverage.

ITEM 16.  EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

1.1(1)           Form of Underwriting Agreement.

3.1(1)           Restated Certificate of Incorporation of Galveston's
                 Steakhouse Corp.

3.2(1) Certificate of Correction to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.3(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.4(1)           By-Laws of Galveston's Steakhouse Corp.

3.5(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.6(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.7(5) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

4.1(1)           Form of Specimen of Common Stock Certificate.

4.2(1)           Form of Underwriter's Warrant Agreement.

5.1(6) Opinion of Lehman & Eilen LLP, counsel to Steakhouse Partners concerning the legality of securities being registered.

10.1(1)          Lease between Walter Bollenbacher Family Trust and TLC Corp.
                 (Seller) dated November 1, 1994 and assigned to Galveston's Steakhouse Corp. June 25, 1996. (re: Torrance).

10.2(1) Lease between University Plaza, Ltd. and Galveston's Steakhouse Corp. dated September 4, 1996. (re: Fullerton).

10.3(1) Lease between Mission Grove Plaza, LP and Kent Andersen (Seller) dated March 8, 1993 and assigned to Galveston's Steakhouse Corp. March 1, 1997. (re: Riverside).

10.4(1) Lease between E & R Co-ownership (The Family Corner) and Galveston's Steakhouse Corp. dated February 1, 1997. (re:
                 Norco).

10.5(1) Employment Contract between Galveston's Steakhouse Corp. and Hiram J. Woo dated June 3, 1996.

10.6(1) Employment Contract between Galveston's Steakhouse Corp. and Richard M. Lee dated June 3, 1996.

10.7(1)          Asset Purchase Agreement between Galveston's Steakhouse Corp.
                 as buyer and TLC Restaurant Management Corp., Better Business Security, Inc., River Diego Investment Corp. and Ron Walton, collectively as seller dated April 10, 1996.

10.8(1) Escrow Instruction with Jean Allen Escrow Co., Inc. dated February 20, 1996 reference to Asset Purchase Agreement cited in 10.9 above.

10.9(1)          Note Payable in the amount of $375,000 to Ron Walton, et. al.
                 with extension of Due Date to August 29, 1997.

10.10(1)         Note Payable in the amount of $870,000 to Ron Walton, et. al.

10.13(1)         Asset Purchase Agreement between Galveston's Steakhouse Corp.
                 as buyer and Kent & Jenny Andersen as sellers dated September 23, 1996.

10.14(1) Escrow Instruction with Jean Allen Escrow Co., Inc. dated December 3, 1996 with Estimated Closing Statement dated March 3, 1997 reference to Asset Purchase Agreement cited in 10.13 above.

10.15(1)         Galveston's Steakhouse Corp. Omnibus Stock Plan.

10.16(1)         Richard M. Lee Stock Option Agreement.

10.17(1)         Hiram J. Woo Stock Option Agreement.

10.18(2) Merger Agreement dated August 31, 1998 by and among Galveston's Steakhouse Corp., Tri-Core Steakhouse, Inc., Paragon Steakhouse Restaurants, Inc. and Kyotaru Co. Ltd.

10.17(3) First Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.18(3) Second Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.21(3) Third Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.22(3)         Form of Agreement Not to Compete.

10.21(3)         Form of Management Agreement.

10.22(3)         Form of Non-negotiable Promissory Note.

10.23(6) Securities Purchase Agreement dated June 11, 1999 by and between Galveston's Steakhouse Corp. and Merseyside Pension Fund.

10.24(6) Securities Purchase Agreement dated June 17, 1999 by and between Galveston's Steakhouse Corp. and BNP Securities Ltd.

10.25(5) Securities Purchase Agreement dated July 15, 1999 by and among Galveston's Steakhouse Corp., RS Diversified Growth Fund, RS/NE Diversified Growth Fund, The Paisley Pacific Fund LP and The Paisley Fund LP.

10.26(5) Securities Purchase Agreement dated July 15, 1999 by and between Galveston's Steakhouse Corp. and D. Jonathan Merriman.

23.1(5)          Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2(6) Consent of Lehman & Eilen LLP, counsel to Steakhouse Partners (included in their opinion filed as Exhibit 5.1).

27.1(4)          Financial Data Schedule.

99.1(2)          Press release dated September 1, 1998.
 --------------------
(1) Incorporated by reference from Registration Statement on Form SB-2 (File No. 333-29093).

(2) Incorporated by reference from Form 8-K, Current Report, filed with the SEC on September 14, 1998.

(3) Incorporated by reference from Form 8-K, Current Report, filed with the SEC on January 4,1999.

(4) Incorporated by reference from Annual Report on Form 10-KSB, filed with the SEC on April 13, 1999.

(5) Filed herewith.

(6) To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Steakhouse Partners of expenses incurred or paid by a director, officer or controlling person of Steakhouse Partners in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

(b) That, subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter dully adopted pursuant to authority conferred in that section.

(c) That any post-effective amendment filed will comply with the applicable form, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, STEAKHOUSE PARTNERS CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN SAN DIEGO, CALIFORNIA, ON THIS 13TH DAY OF AUGUST, 1999.

                                               STEAKHOUSE PARTNERS, INC.

                                               By: /S/ Richard M. Lee
                                               ----------------------
                                               RICHARD M. LEE
                                               CHAIRMAN AND CHIEF
                                               EXECUTIVE OFFICER (PRINCIPAL
                                               EXECUTIVE OFFICER)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  /s/Richard M. Lee     Chairman of the Board of Directors     August 13, 1999
----------------------  and Chief Executive Officer
     Richard M. Lee

  /s/Hiram J. Woo       Director, President, Secretary and     August 13, 1999
----------------------  Chief Financial Officer (Principal
     Hiram J. Woo       Financial and Accounting Officer

 /s/Tom Edler           Director                               August 13, 1999
----------------------
    Tom Edler

 /s/Mark W. Goudge      Director                               August 13, 1999
----------------------
    Mark W. Goudge

 /s/Tod Lindner         Director                               August 13, 1999
----------------------
    Tod Lindner

EXHIBIT INDEX

1.1(1)           Form of Underwriting Agreement.

3.1(1)           Restated Certificate of Incorporation of Galveston's
                 Steakhouse Corp.

3.2(1) Certificate of Correction to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.3(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.4(1)           By-Laws of Galveston's Steakhouse Corp.

3.5(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.6(1) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

3.7(5) Certificate of Amendment to Restated Certificate of Incorporation of Galveston's Steakhouse Corp.

4.1(1)           Form of Specimen of Common Stock Certificate.

4.2(1)           Form of Underwriter's Warrant Agreement.

5.1(6) Opinion of Lehman & Eilen LLP, counsel to Steakhouse Partners concerning the legality of securities being registered.

10.1(1)          Lease between Walter Bollenbacher Family Trust and TLC Corp.
                 (Seller) dated November 1, 1994 and assigned to Galveston's Steakhouse Corp. June 25, 1996. (re: Torrance).

10.2(1) Lease between University Plaza, Ltd. and Galveston's Steakhouse Corp. dated September 4, 1996. (re: Fullerton).

10.3(1) Lease between Mission Grove Plaza, LP and Kent Andersen (Seller) dated March 8, 1993 and assigned to Galveston's Steakhouse Corp. March 1, 1997. (re: Riverside).

10.4(1) Lease between E & R Co-ownership (The Family Corner) and Galveston's Steakhouse Corp. dated February 1, 1997. (re:
                 Norco).

10.5(1) Employment Contract between Galveston's Steakhouse Corp. and Hiram J. Woo dated June 3, 1996.

10.6(1) Employment Contract between Galveston's Steakhouse Corp. and Richard M. Lee dated June 3, 1996.

10.7(1)          Asset Purchase Agreement between Galveston's Steakhouse Corp.
                 as buyer and TLC Restaurant Management Corp., Better Business Security, Inc., River Diego Investment Corp. and Ron Walton, collectively as seller dated April 10, 1996.

10.8(1) Escrow Instruction with Jean Allen Escrow Co., Inc. dated February 20, 1996 reference to Asset Purchase Agreement cited in 10.9 above.

10.9(1)          Note Payable in the amount of $375,000 to Ron Walton, et. al.
                 with extension of Due Date to August 29, 1997.

10.10(1)         Note Payable in the amount of $870,000 to Ron Walton, et. al.

10.13(1)         Asset Purchase Agreement between Galveston's Steakhouse Corp.
                 as buyer and Kent & Jenny Andersen as sellers dated September 23, 1996.

10.14(1) Escrow Instruction with Jean Allen Escrow Co., Inc. dated December 3, 1996 with Estimated Closing Statement dated March 3, 1997 reference to Asset Purchase Agreement cited in 10.13 above.

10.15(1)         Galveston's Steakhouse Corp. Omnibus Stock Plan.

10.16(1)         Richard M. Lee Stock Option Agreement.

10.17(1)         Hiram J. Woo Stock Option Agreement.

10.18(2) Merger Agreement dated August 31, 1998 by and among Galveston's Steakhouse Corp., Tri-Core Steakhouse, Inc., Paragon Steakhouse Restaurants, Inc. and Kyotaru Co. Ltd.

10.17(3) First Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.18(3) Second Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.21(3) Third Amendment to Merger Agreement dated August 31, 1998, by and among Galveston's Steakhouse Corp. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.

10.22(3)         Form of Agreement Not to Compete.

10.21(3)         Form of Management Agreement.

10.22(3)         Form of Non-negotiable Promissory Note.

10.23(6) Securities Purchase Agreement dated June 11, 1999 by and between Galveston's Steakhouse Corp. and Merseyside Pension Fund.

10.24(6) Securities Purchase Agreement dated June 17, 1999 by and between Galveston's Steakhouse Corp. and BNP Securities Ltd.

10.25(5) Securities Purchase Agreement dated July 15, 1999 by and among Galveston's Steakhouse Corp., RS Diversified Growth Fund, RS/NE Diversified Growth Fund, The Paisley Pacific Fund LP and The Paisley Fund LP.

10.26(5) Securities Purchase Agreement dated July 15, 1999 by and between Galveston's Steakhouse Corp. and D. Jonathan Merriman.

23.1(5)          Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2(6) Consent of Lehman & Eilen LLP, counsel to Steakhouse Partners (included in their opinion filed as Exhibit 5.1).

27.1(4)          Financial Data Schedule.

99.1(2)          Press release dated September 1, 1998.
 --------------------
(1) Incorporated by reference from Registration Statement on Form SB-2 (File No. 333-29093).

(2) Incorporated by reference from Form 8-K, Current Report, filed with the SEC on September 14, 1998.

(3) Incorporated by reference from Form 8-K, Current Report, filed with the SEC on January 4, 1999.

(4) Incorporated by reference from Annual Report on Form 10-KSB, filed with the SEC on April 13, 1999.

(5) Filed herewith.

(6) To be filed by amendment.